Exhibit 24(b)(8.51)
FIRST AMENDMENT
TO RULE 22C-2 AGREEMENT

This First Amendment dated as of March 21, 2011 by and between Columbia Management
Investment Services Corp. (formerly RiverSource Service Corporation), as transfer agent for the
CMID Distributed Funds (formerly known as the Columbia funds) and the Wanger Funds family of funds (the "Fund"), and ING Life Insurance and Annuity Company, ING National Trust, ING USA
Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance
Company of New York, Security Life of Denver Insurance Company and Systematized Benefits
Administrators Inc. (individually an "Intermediary" and collectively the "Intermediaries") is made to the Rule 22c-2 Agreement dated as of April 16, 2007 and effective October 16, 2007 (the
"Agreement") and as amended in the assignment letter dated March 10, 2010. Terms defined in the
Agreement are used herein as therein defined.

RECITALS

WHEREAS, ING and Columbia Management Services, Inc. have entered into a an
Agreement dated as of April 16, 2007;

WHEREAS, Ameriprise Financial, Inc., the parent company of Columbia Management
Investment Advisers, LLC (formerly known as RiverSource Investments, LLC), has acquired the long-term asset management business of Columbia Management Advisors, LLC and its related affiliates from Bank of America, N.A.;

WHEREAS, in connection with such transaction, in a letter dated March 10, 2010, the
Agreement was assigned by Columbia Management Distributors, Inc. to RiverSource Fund
Distributors, Inc. and by Columbia Management Services, Inc. to RiverSource Service
Corporation;

WHEREAS, the RiverSource and Seligman branded mutual funds, together with the
Columbia branded mutual funds, are now part of the Columbia family of funds (the "CMID
Distributed Funds"), which as of the date of this Amendment are covered under the Agreement;

WHEREAS, RiverSource Service Corporation has been subsequently renamed Columbia
Management Investment Services Corp. and serves as exclusive transfer agent for the CMID
Distributed Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Columbia Management Investment Services Corp. hereby replaces RiverSource
Service Corporation as the transfer agent to the Fund under the Agreement.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.
ING National Trust		ING Life Insurance and Annuity Company
By:	/s/Jacqueline Salamon	By:	/s/Jacqueline Salamon
Name	Jacqueline Salamon	Name and	Jacqueline Salamon
and Title:	Authorized Representative	Title:	Authorized Representative
ING USA Annuity and Life Insurance		ReliaStar Life Insurance Company
Company
By:	/s/Jacqueline Salamon	By:	/s/Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ReliaStar Life Insurance Company of New		Security Life of Denver Insurance Company
York
By:	/s/Jacqueline Salamon	By:	/s/Jacqueline Salamon
Name	Jacqueline Salamon	Name and	Jacqueline Salamon
and Title:	Authorized Representative	Title:	Authorized Representative
Systematized Benefits Administrators Inc.		Columbia Management Investment Services
Corp.
By:	/s/Jacqueline Salamon	By:	/s/Robin G. Smith
Name	Jacqueline Salamon	Name	Robin G. Smith
and Title:	Authorized Representative	and Title:	Vice President

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